Exhibit 99.1

For Immediate Release

Hague Corp enters into Binding Letter of Intent with Solterra Renewable Technologies, Inc.

September 24, 2008, Hague Corp (“Hague”) (OTCBB: HGUE), a publicly traded resource exploration company, is pleased to announce that it has signed a binding letter of intent to purchase all of the assets of Solterra Renewable Technologies, Inc. (“Solterra”).  The agreement between Hague and Solterra requires Hague to fund Solterra a total of five million US dollars within sixty days of signing a final Asset Purchase Agreement.  Greg Chapman, President of Hague, stated, “We are extremely pleased to be working with such a company as Solterra.  Their vision of capturing renewable solar power is truly on the cutting edge of alternative sources of energy.”

Solar power is currently one of the most important segments in energy investment right now and Solterra will be producing and distributing a Thin Film Quantum Dot PV Solar Cell, which is differentiated from other traditional PV cells by a unique disruptive technology that will result in lower cost, higher efficiency, and broader spectral performance.

Solterra's Quantum Dot Solar Cell can achieve a dramatically lower manufacturing cost per watt in part, because Solterra will be manufacturing quantum dots using a patent pending, revolutionary process developed by world renowned quantum dot expert Dr. Michael Wong and his team at Rice University. This process results in the production of extremely desirable, high quality tetrapod quantum dots at a cost savings in excess of 95% when compared to existing production processes. In addition to the cost savings as compared to other quantum dot production methods, Photovoltaic quantum dots, which are the type Dr. Wong is working with, are exciting because they have the potential to convert more than 90% of the solar energy collected into electricity, which represents three times the theoretical limit of silicon-based solar cells. They can also be tuned to deliver either high voltage or high amperage, something that's difficult with conventional silicon cells. They can be placed behind a protective shell, thus ensuring greater longevity and a greater ROI for end users. Solterra Renewable technologies has secured the world wide exclusive license for this leading edge technology and is about to enter the commercialization stage of development on this extremely exciting Solar Cell.

About Solterra Renewable Technologies, Inc.
Solterra is singularly positioned to lead the development of truly sustainable and cost-effective solar technology as the first company to introduce a new dimension of cost reduction by replacing silicon wafer based solar cells with low cost highly efficient Quantum Dot based solar cells.

About Hague Corporation
Hague engages in the acquisition and exploration of mineral properties in the United States. The company holds interest in the Get property, which consists of 4 contiguous mineral claims covering an area of 82.64 acres and is located in Esmeralda County, Nevada.  The Company is interested in developing alternative energy sources to meet the growing demand for cleaner renewable resources.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the results anticipated by these forward-looking statements may not occur.  Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties which may arise, the failure to obtain necessary approvals, the future market price of EnviroResolutions common stock and the ability to obtain the necessary financing.

Contact:
Investor Relations:
Hague Corp.
Solterra Renewable Technologies, Inc.
954-384-1487
info@solterrasolarcells.com